Exhibit 99.1

Nanosphere, Inc.
4088 Commercial Avenue
Northbrook, IL 60062

NEWS

For Immediate Release

Nanosphere Announces Annual Meeting of Stockholders
and Change in Board of Directors

NORTHBROOK, Ill., March 28, 2011–Nanosphere, Inc., (Nasdaq: NSPH), which develops, manufactures, and markets advanced molecular diagnostics systems, today announced that it will hold its Annual Meeting of Stockholders on June 1, 2011 and that board director James Nahirny will not seek re-election.

Nanosphere’sAannual Meeting will be held at The Westin Chicago North Shore, 601 North Milwaukee Avenue, Wheeling, IL at 9:00 a.m. Central Daylight Time.

Mr. Nahirny, a managing director of Bain Capital Venture Partners who has been a member of the company’s board of directors since 2006 is stepping down from the board due to time constraints arising from other business commitments.

“James’ vision, insight and participation have been valuable to the company as it has advanced commercialization of its diagnostic systems,” said Mark Slezak, Nanosphere board chairman. “On behalf of our shareholders, we thank him for his half-decade of service.”

“I have enjoyed the opportunity to serve on the board and contribute to the progress of Nanosphere,” said Nahirny. “I believe the company is well-positioned to take advantage of its investments in a broad test menu.”

Upon Mr. Nahirny’s cessation of service as a director following the Annual Meeting, Nanosphere will reduce the size of the board from eight to seven members, with six directors who are independent under current NASDAQ listing standards. Upon re-election, the members of the board will be Jeff Crisan, a managing director of Bain Capital Ventures;André de Bruin, chief executive officer, Duraparts, Inc.;Chad A. Mirkin, Ph.D., Nanosphere co-founder;William Moffitt, Nanosphere’s president and chief executive officer;Jeff Randall, an independent financial consultant; Sheli Z. Rosenberg, retired chief executive officer, president and vice chairwoman, Equity Group Investments, Inc.; and, Mark Slezak, chief executive officer of Lurie Investments, Inc.

About Nanosphere, Inc.

Nanosphere develops, manufactures, and markets an advanced molecular diagnostics platform, the Verigene® System, for direct genomic and ultra-sensitive protein detection. This easy to use and cost effective platform enables simple, low cost and highly sensitive genomic and protein testing on a single platform. Nanosphere is based in Northbrook, IL. Additional information is available at http://www.nanosphere.us.

Contact:
Investors:	or	Media:
Nanosphere, Inc. Roger Moody, 847-400-9021 ChiefFinancialOfficer rmoody@nanosphere.us			The Torrenzano Group Ed Orgon, 212-681-1700 ed@torrenzano.com

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